EXHIBIT 10.5

DIRECTORS COMPENSATION

Nonemployee directors receive compensation for board service.  Payment dates are the last working day of March, June, September, and December.  That compensation includes:

Annual Retainer:	$51,000

Committee Chair Stipend:	$20,000 annually for Audit Committee chair and lead independent director

$10,000 annually for all other committee chairs

Attendance Fees:	$2,000 for each board meeting (attended in person, conducted by telephone, or written consent in lieu of meeting)

$1,000 for each committee meeting (attended in person, conducted by telephone, or written consent in lieu of meeting)

Expenses related to attendance

Equity Based Comp Award:	$45,000 annually